UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549


                             FORM 8-K

                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


 Date of report (Date of earliest event reported): June 23, 2004


                   GK INTELLIGENT SYSTEMS, INC.
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      (Exact name of registrant as specified in its charter)


      Delaware                     000-22057                   76-0513297
   --------------------------------------------------------------------------
     (State of                    (Commission              (I.R.S. Employer
   Incorporation)                 File Number)           Identification No.)


            2602 Yorktown Place, Houston, Texas  77056
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             (Address of principal executive offices)


                          (713) 626-1504
                         ----------------
       (Registrant's telephone number, including area code)


  --------------------------------------------------------------
  (Former name or former address, if changed since last report)


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Item 5.   Other Events.

On June 23, 2004, GK Intelligent Systems, Inc. (the "Company") entered into an Investment Agreement and a Registration Rights Agreement with Dutchess Private Equities Fund II, L.P. (the "Investor"), pursuant to which, and subject to the various terms and conditions described in the Investment Agreement and Registration Rights Agreement, the Investor has agreed to purchase up to $10,000,000 of the Company's common stock. Copies of the Investment Agreement and Registration Rights Agreement are attached hereto Exhibit Nos. 10.69 and 10.70, respectively.

The Investment Agreement and Registration Rights Agreement require that the Company file a Registration Statement on Form SB-2 (or other similar Registration Statement form) to register all of the shares of the Company's common stock which may be purchased by the Investor pursuant to the Investment Agreement.

Under the terms of the Investment Agreement, the Company is entitled during certain time periods, and subject to the satisfaction of certain terms and conditions described in the Investment Agreement and the Registration Rights Agreement, to deliver a Put Notice to the Investor which will require the Investor to make purchases of shares of the Company's common stock. The purchase price for the common stock purchased by the Investor shall be equal to 95% of the lowest closing bid price of the common stock during the pricing period. This procedure is described in Section 2(b) of the Investment Agreement which provides as follows:

     (b)    Delivery of Put Notices.

            (i) Subject to the terms and conditions of the Transaction Documents, and from time to time during the Open Period, the Company may, in its sole discretion, deliver a Put Notice to the Investor which states the Put Amount which the Company intends to sell to the Investor on a Closing Date. The Put Notice shall be in the form attached hereto as Exhibit B and incorporated herein by reference. The amount that the Company shall be entitled to Put to the Investor in any single Put Notice (the "Put Amount") shall be equal to, at the Company's election, either: (a) two hundred percent (200%) of the average daily volume (U.S. market only) of the Common Stock for the ten (10) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three
      (3) daily closing Best Bid prices immediately preceding the Put Date, or
      (b) twenty-five thousand $25,000; provided that in no event will the Put Amount be more than One

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      Million Dollars ($1,000,000) with respect to any single Put.  During the
      Open Period, the Company shall not be entitled to submit a Put Notice until after the previous Closing has been completed. The Purchase Price for the Common Stock identified in the Put Notice shall be equal to 95% of the lowest closing Best Bid price of the Common Stock during the Pricing Period.

            (ii) If any closing bid price during the applicable Pricing Period with respect to that Put Notice is less than 75% of the lowest closing Best Bid prices of the Common Stock for the ten Trading Days prior to the Put Notice Date (the "Minimum Acceptable Price"), the Put Notice will terminate at the Company's request sent in accordance with
      Section 9 of this Agreement. In the event that the closing bid price for the applicable Pricing Period is less than the Minimum Acceptable Price, the Company may elect, by sending written notice to the Investor to cancel the Put Notice.

The Investor's obligation to purchase shares is subject to certain terms and conditions described in the Agreement, including those described in Section 2(d) of the Investment Agreement which provides as follows:

      (d) Investor's Obligation to Purchase Shares. Subject to the conditions set forth in this Agreement, following the Investor's receipt of a validly delivered Put Notice, the Investor shall be required to purchase from the Company during the related Pricing Period that number of Shares having an aggregate Purchase Price equal to the lesser of (i) the Put Amount set forth in the Put Notice, and (ii) 20% of the aggregate trading volume of the Common Stock during the applicable Pricing Period times (x) 95% of the lowest closing bid prices of the Company's Common Stock during the specified Pricing Period, but only if said Shares bear no restrictive legend, are not subject to stop transfer instructions, pursuant to Section 2(h), prior to the applicable Closing Date.

Furthermore, the Investor's obligation to purchase shares of the Company's common stock is further limited by other terms and conditions of the Investment Agreement and the Registration Rights Agreement including, but not limited to, those conditions described in Section 2(f) of the Investment Agreement.

Subject to the terms and conditions of the Investment Agreement and the Registration Rights Agreement, the Investor is obligated to


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

continue to purchase shares of the Company' common stock as valid Put Notices are delivered to the Investor until the Investor has purchased up to that number of shares of the Company's common stock having an aggregate purchase price of $10,000,000 or until the thirty-six (36) month term of the Investment Agreement expires.

One of the various conditions to which the Investor's purchases of the Company's common stock will be subject is the condition that the Company have an effective Registration Statement on file with the Securities and Exchange Commission pursuant to which all of the shares being resold by the Investor shall be registered.

The description contained above is intended only to be a summary of certain important terms and conditions of the Investment Agreement and the Registration Rights Agreement, and is qualified entirely by reference to the Investment Agreement and Registration Rights Agreement, copies of which are attached hereto as Exhibit nos. 10.69 and 10.70, respectively.

Item 7.  Financial Statements and Exhibits.

         (a)  Exhibits.

Exhibit       Description
-------       -----------

 10.69 Investment Agreement dated June 23, 2004 between GK Intelligent Systems, Inc. and Duchess Private Equities Fund, II, L.P.

 10.70 Registration Rights Agreement dated June 23, 2004 between GK Intelligent Systems, Inc. Duchess Private Equities Fund, II, L.P.


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                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                          GK INTELLIGENT SYSTEMS, INC.
                          (Registrant)


Date: June 28, 2004       By: /s/ Gary F. Kimmons
                             -----------------------------------
                              Gary F. Kimmons
                              President, CEO and CFO














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